Annual Meeting Results
An annual meeting of the funds shareholders was held on September 19, 2005. Each matter voted upon at that meeting, as well as the number of votes cast for, against or withheld, the number of abstentions, and the number of broker non-votes with respect to such matters, are set forth below.

(1) The funds shareholders elected the following eight directors:

			  Shares    Shares Witholding
			 Voted For  Authority to Vote
Benjamin R. Field III .. 11,642,868 	3,597,985
Roger A. Gibson ........ 11,645,348 	3,595,505
Victoria J. Herget ..... 11,647,665 	3,593,188
Leonard W. Kedrowski.... 11,645,101 	3,595,752
Richard K. Riederer..... 11,646,055 	3,594,798
Joseph D. Strauss....... 11,644,844 	3,596,685
Virginia L. Stringer ... 11,644,844 	3,596,009
James M. Wade .......... 11,645,142 	3,595,711

(2) The funds shareholders ratified the selection by the funds board of directors of Ernst & Young LLP as the independent registered public accounting firm for the funds for the fiscal period ending August 31, 2005. The following votes were cast regarding this matter:

   Shares        Shares                    Broker
  Voted For   Voted Against  Abstentions  Non-Votes
 11,236,758 	 572,924      3,431,171       -